Exhibit 99.1

Cascade Acquisition Corp. Announces Liquidation

New York, NY, May 18, 2022 (GLOBE NEWSWIRE) -- Cascade Acquisition Corp. (NYSE: CAS) (the “Company”) announced today that, due to its anticipated inability to consummate an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation, the Company intends to dissolve and liquidate in accordance with the provisions of its Amended and Restated Certificate of Incorporation and will redeem all of the outstanding shares of Class A common stock that were included in the units issued in its initial public offering (the “Public Shares”), at a per-share redemption price of approximately $10.10.

As of the close of business on May 24, 2022, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount.

In order to provide for the disbursement of funds from the trust account, the Company has instructed the trustee of the trust account to take all necessary actions to liquidate the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders may redeem their shares for their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within ten business days after May 24, 2022.

The Company’s initial stockholders have waived their redemption rights with respect to its outstanding common stock issued prior to the Company’s initial public offering.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

About Cascade Acquisition Corp.

The Company is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. It intends to focus on businesses primarily operating in the financial services industry.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs and reasonable assumptions of management, and actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. The Company undertakes no obligation to update any forward-looking statements after the date of this release, except as required by law.

Contact:

Jay Levine, Chief Executive Officer

Cascade Acquisition Corp.

1900 Sunset Harbour Dr.

Suite 2102

Miami Beach, Florida 33139

(203) 856-3033